UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-A

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

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TAILORED BRANDS, INC.

(Exact name of registrant as specified in its charter)

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Texas	47-4908760
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6380 Rogerdale Road Houston, Texas	77072
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On March 30, 2020, the Board of Directors of Tailored Brands, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on April 9, 2020, for each share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) outstanding on April 9, 2020 to the shareholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of March 30, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $15.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Item 1.01 of the Company’s Current Report on Form 8-K filed on March 31, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Rights Agreement, dated as of March 30, 2020, between Tailored Brands, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 31, 2020).

99.1	Press Release dated March 31, 2020 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 31, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TAILORED BRANDS, INC.

By:	/s/ Dinesh Lathi
Name:	Dinesh Lathi
Title:	President & Chief Executive Officer

Date: March 31, 2020